SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Matterport, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

577096100

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 21 Pages

Exhibit Index Contained on Page 11

CUSIP NO. 577096100	13 G	Page 2 of 21

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DCM VI, L.P. (“DCM VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
17,650,164 shares, except that DCM Investment Management VI, L.P. (“GP VI”), the general partner of DCM VI, and DCM International VI, Ltd. (“UGP VI”), the general partner of GP VI, may be deemed to have sole power to vote these shares, F. Hurst Lin (“Lin”) and Matthew C. Bonner (“Bonner”), the directors of UGP VI, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
17,650,164 shares, except that GP VI, the general partner of DCM VI, and UGP VI, the general partner of GP VI, may be deemed to have sole power to dispose of these shares, and Lin and Bonner, the directors of UGP VI, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	17,650,164
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.1%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 577096100	13 G	Page 3 of 21

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DCM Investment Management VI, L.P. (“GP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
17,650,164 shares. GP VI, the general partner of DCM VI, may be deemed to have sole power to vote these shares, except that UGP VI, the general partner of GP VI, may be deemed to have sole power to vote these shares, and Lin and Bonner, the directors of UGP VI, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
17,650,164 shares. GP VI, the general partner of DCM VI, may be deemed to have sole power to dispose of these shares, except that UGP VI, the general partner of GP VI, may be deemed to have sole power to dispose of these shares, and Lin and Bonner, the directors of UGP VI, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	17,650,164
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.1%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 577096100	13 G	Page 4 of 21

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DCM International VI, Ltd. (“UGP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
17,650,164 shares. UGP VI is the general partner of GP VI, the general partner of DCM VI, and may be deemed to have sole voting power with respect to such shares, except GP VI, the general partner of DCM VI, may be deemed to have sole power to vote these shares, and Lin and Bonner, the directors of UGP VI, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
17,650,164 shares. UGP VI is the general partner of GP VI, the general partner of DCM VI, and may be deemed to have sole power to dispose of such shares, except GP VI, the general partner of DCM VI, may be deemed to have sole power to dispose of these shares, and Lin and Bonner, the directors of UGP VI, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	17,650,164
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.1%
12	TYPE OF REPORTING PERSON*	OO

CUSIP NO. 577096100	13 G	Page 5 of 21

1	NAME OF REPORTING PERSON F. Hurst Lin (“Lin”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Japanese Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER 17,650,164 shares. Lin is a director of UGP VI, the general partner of GP VI, the general partner of DCM VI, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares.
	8	SHARED DISPOSITIVE POWER 17,650,164 shares. Lin is a director of UGP VI, the general partner of GP VI, the general partner of DCM VI, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	17,650,164
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.1%
12	TYPE OF REPORTING PERSON*	IN

CUSIP NO. 577096100	13 G	Page 6 of 21

1	NAME OF REPORTING PERSON Matthew C. Bonner (“Bonner”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
	6	SHARED VOTING POWER 17,650,164 shares. Bonner is a director of UGP VI, the general partner of GP VI, the general partner of DCM VI, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares.
8	SHARED DISPOSITIVE POWER
		17,650,164 shares. Bonner is a director of UGP VI, the general partner of GP VI, the general partner of DCM VI, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	17,650,164
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.1%
12	TYPE OF REPORTING PERSON*	IN

CUSIP NO. 577096100	13 G	Page 7 of 21

ITEM 1(A).	NAME OF ISSUER

Matterport, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

352 East Java Drive

Sunnyvale, CA 94089

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by DCM VI, L.P., a Cayman Islands exempted limited partnership (“DCM VI”), DCM Investment Management VI, L.P., a Cayman Islands exempted limited partnership (“GP VI”), and DCM International VI, Ltd., a Cayman Islands limited company (“UGP VI”), F. Hurst Lin (“Lin”) and Matthew C. Bonner (“Bonner”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

GP VI, the general partner of DCM VI, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DCM VI. UGP VI, the general partner of GP VI, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DCM VI. Lin and Bonner are the directors of UGP VI and may be deemed to have shared power to vote and dispose of shares of the issuer directly owned by DCM VI.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

DCM

2420 Sand Hill Road

Suite 200

Menlo Park, California 94025

ITEM 2(C)	CITIZENSHIP

DCM VI and GP VI are Cayman Islands exempted limited partnerships. UGP VI is a Cayman Islands limited company. Lin and Bonner are citizens of the United States

ITEM 2(D) AND (E).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Class A Common Stock

CUSIP # 577096100

ITEM 3.	Not Applicable

CUSIP NO. 577096100	13 G	Page 8 of 21

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances, set forth in the limited partnership agreements of DCM VI and GP VI, and the memorandum and articles of association of UGP VI, the general and limited partners or directors, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a general partner, limited partner, or director.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable

CUSIP NO. 577096100	13 G	Page 9 of 21

ITEM 10.	CERTIFICATION.

Not applicable

CUSIP NO. 577096100	13 G	Page 10 of 21

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 20, 2023

DCM VI, L.P.

By: DCM INVESTMENT MANAGEMENT VI, L.P.
Its General Partner

By: DCM INTERNATIONAL VI, LTD.
Its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner
Attorney in Fact

DCM INVESTMENT MANAGEMENT VI, L.P.

By: DCM INTERNATIONAL VI, LTD.
Its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner
Attorney in Fact

DCM INTERNATIONAL VI, LTD.

By:	/s/ Matthew C. Bonner
Matthew C. Bonner
Attorney in Fact

/s/ F. Hurst Lin
Matthew C. Bonner, Attorney-In-Fact*

/s/ Matthew C. Bonner
Matthew C. Bonner, Attorney-In-Fact*

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	12

Exhibit B: Power of Attorney	13

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: January 20, 2023

DCM VI, L.P.

By: DCM INVESTMENT MANAGEMENT VI, L.P.
Its General Partner

By: DCM INTERNATIONAL VI, LTD.
Its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner, Attorney-in-Fact

DCM INVESTMENT MANAGEMENT VI, L.P.

By: DCM INTERNATIONAL VI, LTD.
Its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner, Attorney-in-Fact

DCM INTERNATIONAL VI, LTD.

By:	/s/ Matthew C. Bonner
Matthew C. Bonner, Attorney-in-Fact

/s/ F. Hurst Lin
Matthew C. Bonner, Attorney-In-Fact*

/s/ Matthew C. Bonner
Matthew C. Bonner, Attorney-In-Fact*

exhibit B

dcm

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Matthew C. Bonner his or its true and lawful attorney-in-fact (the “Attorney-in-Fact”) to:

(1)            execute for and on behalf of each undersigned (a “Reporting Person”) any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 13H, Form 13-F, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the “Reports”) with respect to each Reporting Person’s (a) status as an officer or director of, or (b) ownership of, or transactions in, securities of, any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (each, a “Company”);

(2)            do and perform any and all acts for and on behalf of each Reporting Person which may be necessary or desirable to complete and execute any such Reports and timely file such forms and schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority or the Form ADV; and

(3)            take any other action of any type whatsoever in connection with the foregoing which, in the opinion of either such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by either such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

The undersigned hereby grants to the Attorney-in-Fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 or Schedules 13G/D with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Attorney-in-Fact. Each Reporting Person acknowledges that the Attorney-in-Fact, in serving in such capacity at the request of the undersigned, is not hereby assuming any of the undersigned’s responsibilities to comply with state or federal securities laws.

[Signatures on the Following Page.]

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 31st day of December, 2022.

/s/ F. Hurst Lin	/s/ Matthew C. Bonner
F. Hurst Lin	Matthew C. Bonner

DCM MANAGEMENT, L.P.		DCM MANAGEMENT INTERNATIONAL, LTD.

By: DCM MANAGEMENT INTERNATIONAL, LTD.,
Its General Partner

By:	/s/ Matthew C. Bonner	By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner		Name: Matthew C. Bonner
Title: Director		Title: Director

DCM INTERNATIONAL IV, LTD.		DCM IV, L.P.

By: DCM INVESTMENT MANAGEMENT IV, L.P.
Its General Partner
By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner		By: DCM INTERNATIONAL IV, LTD.
Title: Director		Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INVESTMENT MANAGEMENT IV, L.P.		DCM AFFILIATES FUND IV, L.P.

By: DCM INTERNATIONAL IV, LTD.		By: DCM INVESTMENT MANAGEMENT IV, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM INTERNATIONAL IV, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INTERNATIONAL V, LTD.		DCM V, L.P.

By:	/s/ Matthew C. Bonner	By: DCM INVESTMENT MANAGEMENT V, L.P.
Name: Matthew C. Bonner		Its General Partner
Title: Director
By: DCM INTERNATIONAL V, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

CUSIP NO. 577096100	13 G	Page 15 of 21

DCM INVESTMENT MANAGEMENT V, L.P.		DCM AFFILIATES FUND V, L.P.

By: DCM INTERNATIONAL V, LTD.		By: DCM INVESTMENT MANAGEMENT V, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM INTERNATIONAL V, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INTERNATIONAL VI, LTD.		DCM VI, L.P.

By:	/s/ Matthew C. Bonner	By: DCM INVESTMENT MANAGEMENT VI, L.P.
Name: Matthew C. Bonner		Its General Partner
Title: Director
By: DCM INTERNATIONAL VI, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INVESTMENT MANAGEMENT VI, L.P.

By: DCM INTERNATIONAL VI, LTD.
Its General Partner

By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INTERNATIONAL VII, LTD.		DCM VII, L.P.

By:	/s/ Matthew C. Bonner	By: DCM INVESTMENT MANAGEMENT VII, L.P.
Name: Matthew C. Bonner		Its General Partner
Title: Director
By: DCM INTERNATIONAL VII, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

CUSIP NO. 577096100	13 G	Page 16 of 21

DCM INVESTMENT MANAGEMENT VII, L.P.		DCM AFFILIATES FUND VIII, L.P.

By: DCM INTERNATIONAL VII, LTD.		By: DCM INVESTMENT MANAGEMENT VIII, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM INTERNATIONAL VIII, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INTERNATIONAL VIII, LTD.		DCM VIII, L.P.

By:	/s/ Matthew C. Bonner	By: DCM INVESTMENT MANAGEMENT VIII, L.P.
Name: Matthew C. Bonner		Its General Partner
Title: Director
By: DCM INTERNATIONAL VIII, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INVESTMENT MANAGEMENT VIII, L.P.		DCM VENTURES CHINA FUND (DCM VIII), L.P.

By: DCM INTERNATIONAL VIII, LTD.		By: DCM INVESTMENT MANAGEMENT VIII, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM INTERNATIONAL VIII, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INTERNATIONAL IX, LTD.		DCM IX, L.P.

By: DCM INVESTMENT MANAGEMENT IX, L.P.
By:	/s/ Matthew C. Bonner	Its General Partner
Name: Matthew C. Bonner
Title: Director		By: DCM INTERNATIONAL IX, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

CUSIP NO. 577096100	13 G	Page 17 of 21

DCM INVESTMENT MANAGEMENT IX, L.P.		DCM AFFILIATES FUND IX, L.P.

By: DCM INTERNATIONAL IX, LTD.		By: DCM INVESTMENT MANAGEMENT IX, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM INTERNATIONAL IX, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INTERNATIONAL X, LTD.		DCM X, L.P.

By: DCM INVESTMENT MANAGEMENT X, L.P.
By:	/s/ Matthew C. Bonner	Its General Partner
Name: Matthew C. Bonner
Title: Director		By: DCM INTERNATIONAL X, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM INVESTMENT MANAGEMENT X, L.P.		DCM AFFILIATES FUND X, L.P.

By: DCM INTERNATIONAL X, LTD.		By: DCM INVESTMENT MANAGEMENT X, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM INTERNATIONAL X, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

A-FUND INTERNATIONAL, LTD.		A-FUND, L.P.

By: A-FUND INVESTMENT MANAGEMENT, L.P.
By:	/s/ Matthew C. Bonner	Its General Partner
Name: Matthew C. Bonner
Title: Director		By: A-FUND INTERNATIONAL, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

CUSIP NO. 577096100	13 G	Page 18 of 21

A-FUND INVESTMENT MANAGEMENT, L.P.

By: A-FUND INTERNATIONAL, LTD.
Its General Partner

By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

A-FUND INTERNATIONAL II, LTD.		A-FUND II, L.P.

By:	/s/ Matthew C. Bonner	By: A-FUND INVESTMENT MANAGEMENT II, L.P.
Name: Matthew C. Bonner		Its General Partner
Title: Director
By: A-FUND INTERNATIONAL II, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

A-FUND INVESTMENT MANAGEMENT II, L.P.		A-FUND II AFFILIATES FUND, L.P.

By: A-FUND INTERNATIONAL II, LTD.		By: A-FUND INVESTMENT MANAGEMENT II, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: A-FUND INTERNATIONAL II, LTD.
Name: Matthew C. Bonner		Its General Partner

Title: Director		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

A-FUND INVESTMENT MANAGEMENT III, L.P.		A-FUND III, L.P.

By: A-FUND INTERNATIONAL III, LTD.		By: A-FUND INVESTMENT MANAGEMENT III, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: A-FUND INTERNATIONAL III, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

CUSIP NO. 577096100	13 G	Page 19 of 21

A-FUND INTERNATIONAL III, LTD.		A-FUND III AFFILIATES FUND, L.P.

By:	/s/ Matthew C. Bonner	By: A-FUND INVESTMENT MANAGEMENT III, L.P.
Name: Matthew C. Bonner		Its General Partner
Title: Director
By: A-FUND INTERNATIONAL III, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM HYBRID RMB FUND INVESTMENT MANAGEMENT, L.P.		DCM HYBRID RMB FUND, L.P.

By: DCM HYBRID RMB FUND INTERNATIONAL, LTD.		By: DCM HYBRID RMB FUND INVESTMENT MANAGEMENT, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM HYBRID RMB FUND INTERNATIONAL, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM HYBRID RMB FUND INTERNATIONAL, LTD.

By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM TURBO FUND INVESTMENT MANAGEMENT, L.P.		DCM VENTURES CHINA TURBO FUND, L.P.

By: DCM TURBO FUND INTERNATIONAL, LTD.		By: DCM TURBO FUND INVESTMENT MANAGEMENT, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM TURBO FUND INTERNATIONAL, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

CUSIP NO. 577096100	13 G	Page 20 of 21

DCM TURBO FUND INTERNATIONAL, LTD.		DCM VENTURES CHINA TURBO AFFILIATES FUND, L.P.

By: DCM TURBO FUND INVESTMENT MANAGEMENT, L.P.
By:	/s/ Matthew C. Bonner	Its General Partner
Name: Matthew C. Bonner
Title: Director		By: DCM TURBO FUND INTERNATIONAL, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT III, L.P.		DCM OPPORTUNITY FUND III, L.P.

By: DCM OPPORTUNITY FUND INTERNATIONAL III, LTD.		By: DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT III, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM OPPORTUNITY FUND INTERNATIONAL III, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM OPPORTUNITY FUND INTERNATIONAL III, LTD.		DCM OPPORTUNITY FUND III-A, L.P.

By: DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT III, L.P.
By:	/s/ Matthew C. Bonner	Its General Partner
Name: Matthew C. Bonner
Title: Director		By: DCM OPPORTUNITY FUND INTERNATIONAL III, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT II, L.P.		DCM OPPORTUNITY FUND II, L.P.

By: DCM OPPORTUNITY FUND INTERNATIONAL II, LTD.		By: DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT II, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM OPPORTUNITY FUND INTERNATIONAL II, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

CUSIP NO. 577096100	13 G	Page 21 of 21

DCM OPPORTUNITY FUND INTERNATIONAL II, LTD.		DCM OPPORTUNITY FUND II-A, L.P.

By: DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT II, L.P.
By:	/s/ Matthew C. Bonner	Its General Partner
Name: Matthew C. Bonner
Title: Director		By: DCM OPPORTUNITY FUND INTERNATIONAL II, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT, L.P.		DCM OPPORTUNITY FUND, L.P.

By: DCM OPPORTUNITY FUND INTERNATIONAL, LTD.		By: DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT, L.P.
Its General Partner		Its General Partner

By:	/s/ Matthew C. Bonner	By: DCM OPPORTUNITY FUND INTERNATIONAL, LTD.
Name: Matthew C. Bonner		Its General Partner
Title: Director
		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director

DCM OPPORTUNITY FUND INTERNATIONAL, LTD.		DCM OPPORTUNITY FUND A, L.P.

By: DCM OPPORTUNITY FUND INVESTMENT MANAGEMENT, L.P.
By:	/s/ Matthew C. Bonner	Its General Partner
Name: Matthew C. Bonner
Title: Director		By: DCM OPPORTUNITY FUND INTERNATIONAL, LTD.
Its General Partner

		By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Director